UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 1, 2006

COGENT COMMUNICATIONS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31227	52-2337274
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1015 31st Street N.W.
Washington, DC 20007

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:

(202) 295-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.       Entry into a Material Definitive Agreement

On June 1, 2006, Cogent Communications Group, Inc. (the “Company”) entered into an underwriting agreement with Lehman Brothers Inc. and Bear, Stearns & Co. Inc., representing the several underwriters (the “Underwriters”), a copy of which is filed hereto as Exhibit 1.1 (the “Underwriting Agreement”) and pursuant to which the Company agreed to issue 4,000,000 shares of its common stock, $0.001 par value per share (the “Common Stock”), and the various selling stockholders agreed to sell 5,000,000 shares of Common Stock to the Underwriters at $8.5275 per share. In addition, the Company and certain selling stockholders granted the Underwriters an option to purchase up to an additional 1,350,000 shares of Common Stock. This offering was effected pursuant to a registration statement on Form S–3 under the Securities Act of 1933, as amended, filed by the Company with the Securities and Exchange Commission on April 11, 2006 (File No. 333-131462), as amended to date (the “Registration Statement”), which includes a prospectus dated May 5, 2006, as supplemented by a prospectus supplement dated June 1, 2006 (together, the “Prospectus”).

The Company expects to close this offering on June 7, 2006. The net proceeds to the Company in the amount of approximately $33.4 million will be used to fund the expansion of its sales and marketing efforts, to connect additional buildings to its network and for general corporate purposes, which may include potential acquisitions of complementary businesses.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement between Cogent Communications Group, Inc., Cogent Communications, Inc., the Selling Stockholders and the Underwriters, dated June 1, 2006.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cogent Communications Group, Inc.

June 6, 2006	By:	/s/ David Schaeffer
		Name:	David Schaeffer
		Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement between Cogent Communications Group, Inc., Cogent Communications, Inc., the Selling Stockholders and the Underwriters, dated June 1, 2006.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)